Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Credit Suisse Silver Shares Covered Call Exchange Traded Notes due April 21, 2033 Linked to the Credit Suisse NASDAQ Silver FLOWS™ 106 Index	$3,682,575	$474.32

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

August 11, 2014

Pricing Supplement Addendum No. 9 dated August 11, 2014

To Pricing Supplement No. ETN-7 dated April 16, 2013,

Prospectus Supplement dated March 23, 2012,

and Prospectus dated March 23, 2012

Credit Suisse Silver Shares Covered Call Exchange Traded Notes due April 21, 2033 Linked to the Credit Suisse NASDAQ Silver FLOWS™ 106 Index ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D449/US22542D4491

NYSE Arca Ticker Symbol:	SLVO

Aggregate Offering Price of ETNs:	$3,682,575

Public Offering Price per ETN:	$14.7303

Principal Amount of ETNs:	$5,000,000

Principal Amount per ETN:	$20.00

Trade Date:	August 11, 2014

Settlement Date:	August 12, 2014

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to 0.125% of the stated principal amount of any ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-24 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse